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                                DEVELOPMENT AGREEMENT


     THIS DEVELOPMENT AGREEMENT is made as of the third day of December, 1997, between ALADDIN GAMING, LLC, a Nevada limited-liability company ("Aladdin"), and NORTHWIND ALADDIN, LLC, a Nevada limited-liability company ("Northwind") (together, the "Parties").


                                 W I T N E S S E T H:

     WHEREAS, Aladdin is constructing a casino, hotel, theater, and retail shopping complex in Las Vegas, Nevada (the "Aladdin Project") and requested bids to construct, own and operate an energy facility in Las Vegas, Nevada, to supply hot water, chilled water and electricity to the Aladdin Project; and

     WHEREAS, Northwind has been selected by Aladdin to develop and construct such energy production facility (the "Plant") to serve the energy requirements of the Aladdin Project and the Parties concurrently are entering into an Energy Service Agreement pursuant to which Northwind will provide hot water, chilled water and electricity to the Aladdin Project;

     WHEREAS, Aladdin shall be leasing space to Northwind within the Aladdin Lands (as defined below) in which the Plant shall be installed and operated; and

     WHEREAS, Aladdin and Northwind desire to set forth in this Agreement the terms and conditions of their agreement regarding the construction of the Plant.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. DEFINITIONS. As used herein, the following terms shall have the meanings specified herein and shall apply equally to single and plural forms:

     "Agreement" shall mean this agreement and all Exhibits attached hereto, as the same may from time to time be amended, restated, modified, or supplemented and in effect.

     "Aladdin Lands" shall mean the lands owned by Aladdin in Clark County, Nevada upon which the Aladdin Project shall be constructed and which lands shall be more particularly described on Exhibit A, which exhibit shall be attached hereto by Aladdin no later than ten (10) days after a Notice to Proceed is received by Northwind.

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     "Buildings" shall mean the entire casino, hotel, theater, and shopping buildings to be developed by Aladdin, the Mall Owner and the Sound Asylum Owner on the Aladdin Lands, including, without limitation, all retail and commercial sections, parking facilities and common areas and facilities whether located at, above or below grade.

     "Business Day" shall mean a weekday which is not a statutory legal holiday in Clark County, Nevada.

     "Codes and Standards" shall mean those codes and standards relating to design, engineering, construction, workmanship, equipment, and components set forth in or called for by the Plant Scope or, if ambiguous or not so specified therein, those codes and standards considered, in accordance with generally accepted construction management practices, to be applicable to the Work and such design, construction, workmanship, equipment, and components.

     "Commencement Date" shall have the meaning ascribed thereto in the Energy Service Agreement.

     "Construction Financing Cost" shall mean all reasonable costs and expenses to Northwind, including, without limitation, interest, any arrangement fees and closing fees and all reasonable costs and expenses of counsel for Northwind and of counsel for the lenders providing such financing, of negotiating, documenting and closing of financing the construction of the Plant; provided, however, that to the extent that funds for the construction of the Plant are provided by Northwind and not borrowed from third parties, for purposes of determining Construction Financing Cost hereunder it shall be assumed that (a) the portion of such funds which are provided by Northwind not in excess of forty (40) percent of the aggregate of all funds borrowed or provided by Northwind to fund construction of the Plant bear interest at twenty (20) percent per annum, (b) the portion of such funds which are provided by Northwind in excess of forty
(40) percent of the aggregate of all funds borrowed or provided by Northwind to fund construction of the Plant bear interest at a rate equal to prime rate as published in the "Money Rates" section of the WALL STREET JOURNAL from time to time and (c) a closing fee in respect of the portion of such funds provided by Northwind referred to in clause (b) preceding equal to one and one-quarter (1.25) percent was payable.

     "Critical Path Activity" shall mean an activity characterized as a "critical path activity" in the Plant Schedule.

     "Defects or Deficiencies" shall mean any designs, engineering, materials, equipment, supplies, or installations which (i) do not conform to the Plant Scope, Good Engineering Practices, or Plant Plans and Specifications, or are of inferior workmanship as determined by

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applicable Codes and Standards or (ii) would materially and adversely affect the ability of Northwind to achieve the Final Completion Deadline.

     "Development Costs" shall have the meaning ascribed thereto in the Energy Service Agreement.

     "Energy Service Agreement" shall have the meaning ascribed thereto in
Section 3(a) below.

     "EPC Contract" shall mean the contract described in Section 5(c) hereof, as the same may be amended, restated, modified, or supplemented, and in effect from time to time.

     "EPC Contractor" shall have the meaning ascribed thereto in Section 5(c) hereof.

     "Final Completion" shall mean completion of the Plant in accordance with and to the extent set forth in the Plant Scope.

     "Final Completion Certificate" shall have the meaning ascribed thereto in
Section 8(b) below.

     "Final Completion Deadline" shall mean the date which is one month after the date of Substantial Completion, as such date may be extended from time to time pursuant to the express provisions hereof.

     "Financial Closing" shall mean the closing of each of (a) the issuance and sale of ____ Units consisting of (i) ___% Senior Discount Notes due 2009 of Aladdin Gaming Holdings, LLC, and Aladdin Capital Corp. and (ii) ____ Initial Warrants and ____ Contingent Warrants to purchase shares of common stock of Aladdin Enterprise, Inc., yielding gross proceeds of approximately $110,000,000 and (b) closing of the senior secured construction/term loan facilities consisting of three construction/term loans (i) a $165,000,000 term A loan that will have a stated maturity of seven (7) years, (ii) a $100,000,000 term B loan that will have a stated maturity of eight and one half (8.5) years, and (iii) a $145,000,000 term C loan that will have a stated maturity of ten (10) years.

     "Financing Costs" shall mean all reasonable costs of arranging for, negotiating, documenting and closing of permanent financing for the Northwind Facilities, including any arrangement fees and closing fees and all reasonable costs and expenses of counsel for Northwind and of counsel for the lenders providing such financing, and shall not include Construction Financing Costs.

     "Force Majeure Event" shall have the meaning ascribed thereto in the Energy Service Agreement.

     "GMP" shall mean the guaranteed maximum price of the Plant determined by Northwind based on the price set forth in the EPC Contract(s) [AND ALL OTHER CONTRACTS], plus a contingency reflective of potential unknowns at the time that the EPC bids are received, such contingency to be determined in accordance with
Section 9(b)(i) hereof.

     "GMPP" shall mean the guaranteed maximum plant price, which shall consist of the GMP, Development Costs, Construction Financing Costs, Other Costs, and Financing Costs, and shall be determined in accordance with Exhibit B, including the caps for specific elements of the GMPP set forth therein.

     "Good Engineering Practices" shall mean those practices, methods, equipment, specifications, and standards of safety and performance utilizing good, safe and prudent engineering practices in connection with the design, construction, operation, maintenance, repair, and use in similar plants.

     "Government Approval" shall mean any authorization, consent, approval, license, ruling, permit, tariff, rate, certification, exemption, filing variance, order, judgment, decree, publication, notices to, declarations of or with or registration by or with any Government Authority relating to the ownership, construction, operation, or maintenance of the Plant or to the execution, delivery or performance of this Agreement.

     "Government Authority" shall mean any Federal, national, state, municipal, local, territorial, or other governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, domestic or foreign.

     "Independent Engineer" shall mean an engineering firm mutually agreed to by the Parties within ninety (90) days after Northwind receives a Notice to Proceed.

     "Law" shall mean, as of any relevant date, (a) any statute, law, rule, regulation, code, ordinance, judgment, decree, writ, order, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of or determination by, or any interpretation or administration of any of the foregoing by, any Government Authority, whether now or hereafter in effect or
(b) any requirements or conditions on or with respect to the issuance, maintenance, or renewal of any Government Approval or applications therefore then in effect.

     "Mall" shall mean the parking and retail shopping mall to be built on a portion of the Aladdin Lands and owned and operated by the Mall Owner.

     "Mall Owner" shall mean Aladdin Bazaar, LLC, a Delaware limited-liability company.


     "Minor Modification" shall mean a minor modification or adjustment to the Work that (i) does not involve any increase to the Plant Price, (ii) is not reasonably likely to affect the ability of Northwind to achieve the Substantial Completion Deadline and/or the Final Completion Deadline, and (iii) results in the quality of the Work being provided under this Agreement being of the same or better quality than as described in the Plant Scope and does not constitute a material change.

     "Northwind Lease" shall have the meaning ascribed thereto in Section 3(c) below.

     "Notice to Proceed" shall mean a written notice from Aladdin to Northwind stating that Northwind shall commence the physical construction of the Plant, and shall not be issued by Aladdin until Aladdin has achieved Financial Closing, and in any event not earlier than January 1, 1998.

     "Other Costs" shall mean all costs and expenses, incurred after the date of execution of this Agreement, other than Construction Financing Costs, Development Costs, Financing Costs, and amounts payable to the EPC Contractor, incurred by Northwind in construction and completion of the Plant, including, without limitation, costs of insurance, construction administration costs and any applicable Tax.

     "Performance Tests" shall mean the tests to demonstrate that the Plant can produce Services in accordance with the Plant Plans and Specifications, as such tests are agreed upon by Aladdin and Northwind in connection with the establishment of the Plant Plans and Specifications.

     "Plant" shall mean the energy production facility to be constructed, owned and operated by Northwind primarily located within that portion of the Aladdin Lands to be leased from Aladdin.

     "Plant Plans and Specifications" shall have the meaning ascribed thereto in
Section 5(c) below.

     "Plant Price" shall mean an amount as determined in accordance with Exhibit B hereof, and shall be comprised of: (i) the cost paid by Northwind pursuant to the EPC Contract; (ii) the Construction Financing Cost; (iii) Other Costs; and
(iv) Development Costs, provided that the total of such Development Costs attributable to internal Northwind costs (such internal Northwind costs to include the internal costs of Northwind affiliates), including the cost of the Project Manager, does not exceed $375,000 without the prior written approval of Aladdin.

     "Plant Schedule" shall mean the schedule for completion of the Work to be provided by Northwind to Aladdin as part of the Project Plan.

     "Plant Scope" shall mean the description of the Plant set forth in Exhibit A to the Energy Service Agreement, which description shall be agreed to by Aladdin and Northwind prior to Northwind's receipt of a Notice to Proceed.

     "Progress Report" shall mean the monthly report submitted by Northwind to Aladdin pursuant to Section 6 hereof.

     "Project Manager" shall mean that person or persons appointed and designated from time to time by Northwind for the purpose of providing management and daily supervision of all activities relating to the design, construction and operation of the Plant, as described further in Section 4(a) below.

     "Project Plan" shall have the meaning ascribed thereto in Section 4(b) below.

     "Reciprocal Easement Agreement" shall have the meaning ascribed thereto in
Section 3(b) below.

     "Related Agreements" shall mean, collectively, the Energy Service Agreement, the Reciprocal Easement Agreement and Northwind Lease, as, from time to time, each may be amended, restated, modified or supplemented and in effect.

     "Scope Change" shall mean any material addition to, deletion from, suspension of or other modification to the quality, quantity, function or intent of the Work, including, without limitation, any such addition, deletion, suspension, or other modification which requires an increase in the Plant Price, a delay of the Substantial Completion Deadline or the Final Completion Deadline, and/or a change in the Project Plan or the Plant Plans and Specifications. A Minor Modification shall not constitute a Scope Change.

     "Scope Change Order" shall mean a written order to Northwind issued and signed by Aladdin authorizing a Scope Change, and an equitable adjustment in one or more of the Plant Price, the Substantial Completion Deadline, the Final Completion Deadline, the Project Plan, the Plant Plans and Specifications or any other amendment to the terms and conditions of this Agreement.

     "Services" shall have the meaning ascribed thereto in the Energy Service Agreement.

     "Sound Asylum Owner" shall mean Aladdin Music, LLC, a Nevada limited-liability company.

     "Sound Asylum Project" shall mean the hotel, casino and entertainment complex to be built on a portion of the Aladdin Lands and owned by the Sound Asylum Owner.

     "Start-up" shall mean the preparation and execution of all activities required to place the Plant in operation, including without limitation, precommissioning, commissioning and performance of functional testing.

     "Substantial Completion" shall mean substantial completion of the Plant in accordance with Section 8(a) hereof.

     "Substantial Completion Certificate" shall have the meaning ascribed thereto in Section 8(a) below.

     "Substantial Completion Deadline" shall mean the date which is eighteen
(18) months after the date upon which Northwind receives the Notice to Proceed, provided that Aladdin is willing and able to include all of Northwind's structural steel in Aladdin's mill order for structural steel and the steel fabricator will and does deliver Northwind's steel approximately one month after shop drawings therefor are provided to the steel fabricator; otherwise, "Substantial Completion Deadline" shall be determined based upon the committed delivery schedule for Northwind's structural steel agreed upon with the supplier thereof, but in any event, shall be not later than twenty (20) months after the date upon which Northwind receives the Notice to Proceed, as such date may be extended from time to time pursuant to the express provisions hereof.

     "Tax" shall have the meaning ascribed thereto in the Energy Service Agreement.

     "Unicom Guaranty" shall mean the guaranty appended hereto as Exhibit C, duly executed and delivered by Unicom Corporation.

     "Work" shall mean, except as otherwise stated herein, all acts or action required for the design, procurement, engineering, and construction of the Plant to Final Completion and for the performance of Northwind's obligations as further described herein, including, but not limited to, (i) designing the Plant, (ii) constructing the Plant in conformance with applicable Laws and Government Approvals, (iii) procuring and handling materials, (iv) Start-up and testing of the Plant, and (v) all other acts as may be necessary to achieve Final Completion.

     2.   GENERAL TERMS.

          (a) TERM. This Agreement shall be effective and binding on the Parties as of the date hereof and shall remain in effect until the Parties have completed their obligations in accordance with the terms hereof, unless earlier terminated in accordance with the terms of this Agreement.

          (b) PLANT LOCATION AND PURPOSE. The Plant shall be located on Aladdin Lands and shall be constructed, owned and operated by Northwind (or its agents, contractors or employees) in accordance with the terms of this Agreement in order to provide Services to the Buildings.

          (c) PURCHASE OF SERVICES. Services shall be sold by Northwind pursuant to the terms and conditions of the Energy Service Agreement and/or as otherwise permitted thereby and by the Lease.

          (d) DESIGN AND CONSTRUCTION OF THE PLANT. Except as expressly provided to the contrary in this Agreement (i) the design and construction of the Plant will be at the sole cost and expense of Northwind and (ii) Northwind agrees to perform all Work in accordance with the Agreement as shall be necessary to assure Substantial Completion on or before the Substantial Completion Deadline and Final Completion on or before the Final Completion Deadline.

          (e) ALADDIN NOT RESPONSIBLE FOR ACTS OF NORTHWIND. Aladdin will not be responsible for and will not have control over or charge of construction means, methods, techniques, sequences, or procedures, or for safety precautions and programs in connection with the Work, and Aladdin will not be responsible for Northwind's failure to carry out the Work in accordance with this Agreement. Aladdin will not be responsible for or have control or charge over the acts or omissions of Northwind (or its agents, contractors or employees). No inspection, or failure to inspect, by Aladdin shall be a waiver of Northwind's obligations, or be construed as approval or acceptance of the Work or any part thereof.

          (f) CLAIMS UPON FAILURE OF WORK. Aladdin assumes no responsibility for injury or claims resulting from (i) failure of such Work to comply with applicable Laws or Government Approvals or (ii) Defects or Deficiencies. Northwind's performance of the Work shall include the provision of all necessary permanent safety devices for the Plant required by applicable Government Authorities and applicable Laws or Government Approvals. Work performed hereunder will comply in every respect with all the requirements referred to above and the terms of the Agreement.

          (g) ALADDIN'S ACCESS TO WORK. Aladdin shall at all times, consistent with Northwind's safety requirements, have access to the Work wherever it is in preparation and progress and Northwind shall provide for such access; provided, however, that Aladdin shall not interfere with or delay performance of the Work on account of such access.

          (h) RESPONSIBILITIES OF NORTHWIND. Subject to the terms of this Agreement, Northwind shall:

               (i) Prosecute the Work diligently in accordance with the Plant Schedule, using only qualified and competent personnel, and complete the Work in a manner that meets Good Engineering Practices and is in accordance with the provisions of this Agreement;

               (ii) Perform or cause to be performed the Work, including designing, engineering, procuring, constructing, Start-up, and performance testing of the Plant in accordance with Good Engineering Practices and standards of professional care, skill, diligence and competence applicable to engineering, construction and project management practices for similar facilities, and all Government Approvals so that (a) the Work is performed in accordance with and the Plant meets all requirements of applicable Laws and Government Approvals and Good Engineering Practices, (b) the Plant is safe and in accordance with the Plant Plans and Specifications, (c) consistent with a Plant Price estimate of $30 million which has been preliminarily identified by Northwind and Aladdin, Northwind designs the Plant to minimize, consistent with Good Engineering Practices, the amount of operation and maintenance expense, (d) the Plant is free from Defects and Deficiencies and (e) the Plant is capable of and does comply with all applicable Laws and Government Approvals, including, without limitation, environmental Laws and Government Approvals;

               (iii) Be responsible for all damages, fines and penalties which may arise because of Northwind's noncompliance with Laws or Government Approvals; provided, however, that Northwind shall be permitted to contest any such damages, fines or penalties provided that (i) Northwind does so in accordance with acceptable practices therefor and
          (ii) doing so does not materially delay or otherwise adversely affect the performance of the Work;

               (iv) Provide all required safeguards, signs, security services, fire protection, and the like, for the protection of the Work site, the Work and the

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          Plant and of all persons while on the Work site and other property related thereto;

               (v) Provide and pay for, in Northwind's name as an independent contractor and not as an agent for Aladdin, all construction materials, equipment, supplies, and facilities, and all contractor and subcontractor labor and manufacturing and related services;

               (vi) Provide or cause to be provided, at Northwind's expense, all labor and personnel required in connection with the performance of the Work. All personnel used by Northwind in the performance of the Work shall be qualified by training, licenses or certifications, and experience, as required to perform their assigned tasks;

               (vii) Replace any of Northwind's personnel performing the Work if Aladdin and Northwind mutually agree that such personnel are creating a risk to the timely completion of the Work in accordance with the Agreement;

               (viii) Protect any and all parallel, converging and intersecting electric lines and poles, telephone lines and poles, highways, waterways, railroads, sewer lines, natural gas pipelines, drainage ditches, culverts and any and all property of others, including, but not limited to, the Buildings, from damage as a result of its performance of the Work. In the event that any such property is damaged or destroyed in the course of Northwind's performance of the Work, Northwind, at its own expense, shall rebuild, restore or replace such damaged or destroyed property;


               (ix) Procure, as required, the appropriate proprietary rights, licenses, agreements, and permissions for materials, methods, processes and systems incorporated into the Plant;

               (x) Investigate as soon as reasonably practicable the Aladdin Lands and surrounding locations to familiarize itself with and satisfy itself with respect to the nature and location of the Work, and the general and local conditions with respect to environment, transportation, access, waste disposal, handling and storage of materials, availability and quality of electric power, availability and condition of roads, climatic conditions and seasons, physical conditions at the Work site and the surrounding area as a whole, topography and ground surface conditions, nature of surface materials to be encountered, location of underground utilities, and equipment and facilities needed prior to and during

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          performance of all of Northwind's obligations under this Agreement
          (collectively the "Work Site Conditions");

               (xi) Provided that Aladdin shall have provided to Northwind the legal description of the portion of the Aladdin Lands upon which the Plant is to be located and a survey of such portion of the Aladdin Lands and information describing all underground rights of way affecting such portion of the Aladdin lands, prior to execution of the EPC Coontract, acknowledge and accept the Work Site Conditions and agree that neither the Substantial Completion Deadline nor the Final Completion Deadline shall be extended as a result of any Work Site Conditions unless Section 11 provides for such an extension;

               (xii) Confirm, by execution of this Agreement, that Northwind has knowledge of all of the legal requirements and business practices that must be followed in performing the Work and that the Work will be in conformance with such requirements and practices and in compliance with all Laws and applicable Government Approvals. All engineering services to be provided as part of the Work shall be provided by one or more engineers qualified to perform such services in the state in which the Plant is to be constructed;

               (xiii) Concurrently with execution of this Agreement, deliver the Unicom Guaranty, duly executed by Unicom Corporation;

               (xiv) Comply with and not contravene the provisions of any Law applicable to Northwind's execution and performance of this Agreement and obtain any and all Government Approvals.

               (xv) Acknowledge that the Aladdin Project is a union site and agree not to cause a job action at the site of the Aladdin Project.

          (i) REPRESENTATIONS AND WARRANTIES. Each party (the "Representing Party") represents and warrants to the other:

               (i) that it has the requisite limited-liability company capacity to enter into this Agreement and fulfill its obligations hereunder, that the execution and delivery by it of this Agreement and the performance by it of its obligations hereunder have been duly authorized by all requisite action of its members, and by its board of directors or other governing body, and that, subject to obtaining any applicable Government Approvals and compliance with any applicable Laws, the entering into of this Agreement and the fulfillment of its obligations hereunder does not contravene any law, statute or contractual obligation of the Representing Party;

               (ii) that no suit, action or arbitration, or legal, administrative or other proceeding is pending or has been threatened against the Representing Party that would affect the validity or enforceability of this Agreement or the ability of the Representing Party to fulfill its commitments hereunder, or that could result in any material adverse change in the business or financial condition of the Representing Party; and

               (iii) the consummation of the transactions contemplated by the Agreement shall not result in a breach of any of the terms or conditions of, or constitute a default under, any indenture, mortgage, deed of trust, or other agreement to which the Representing Party is now a party, or violate any judgment, order, writ, injunction, or decree of any Government Authority to which the Representing Party is a party or by which it or any of its assets is bound.

          (j) INSURANCE. The respective insurance requirements for Aladdin and Northwind are set forth in Exhibit D attached hereto, and shall be maintained throughout the term of this Agreement. The liability of each party under this Agreement to the other party shall not be diminished by the insurance limitation set forth in said Exhibit D. All insurance policies required by this section shall provide that such policies may not be cancelled or terminated without 30 days prior written notice to both Aladdin and Northwind. Each party hereby releases and waives, to the extent legally possible for it to do so without invalidating its insurance coverages for itself and on behalf of its insurer, the other party hereto and its respective officers, directors, agents, members, partners, servants and employees from liability for any loss or damage to any or all property located on the Aladdin Lands which loss or damage is of the type and within the limits covered by the "all-risk" property damage insurance and other property / casualty insurance which the parties have agreed to obtain and maintain in effect pursuant to this Section 2(j) irrespective of any negligence on the part of the released party and its respective officers, directors, agents, members, partners, servants, or employees, which may have contributed to or caused such loss or damage. Each party covenants that it will, if available, obtain for the benefit of the other party and its officers, directors, agents, members, partners, servants and employees, a waiver of any right of subrogation which the insurer of such party may acquire against such party by virtue of the payment of any such loss covered by insurance. In the event a party is by law, statute or governmental regulation unable to obtain a waiver of the right of subrogation for the benefit of the other party (and its respective officers, directors, agents, members, partners, servants, or employees) or its insurance carriers will not give such a waiver or its property / casualty insurance will be invalidated by the waiver and release set forth in the fourth sentence of this Section 2(j), then during any period of time when such waiver is unobtainable, said party shall not have been deemed to have released any subrogated claim of its insurance carrier against such other party (or its respective officers, directors, agents, members, partners, servants, or employees), and during the same period of time, such other party shall not have been deemed to have released the party which has been unable to obtain such waiver (or such party's respective officers, directors, agents, members, partners, servants, or employees) from any claims it or its insurance carrier may assert which otherwise would have been released pursuant to this Section 2(j). All policies of insurance provided for in Exhibit D shall name Mall Owner and its designated lender(s) as additional insureds.


          (k) CONDEMNATION. In the event of a condemnation or eminent domain taking of all or part of the site upon which the Plant is to be located (a "Taking"), Northwind shall, as soon as practicable, determine whether it is commercially reasonable and technically feasible in the circumstances for Northwind to proceed with construction of the Plant hereunder. In the event that Northwind determines that it is commercially reasonable and technically feasible, Northwind will so inform Aladdin and promptly will recommence the activities on its part contemplated hereby and this Agreement shall remain in force and, to the extent set forth in Section 8.2 of the Northwind Lease, Northwind shall be entitled to the award or awards from such Taking and the Contract Capacity Charges payable under the Energy Service Agreement thereafter may be adjusted. In such event, if necessary, equitable adjustments in the Substantial Completion Deadline, the Final Completion Deadline, the times for achievement of Critical Path Activities and all other time frames applicable to the obligations of the Parties hereunder shall be made. In the event that Northwind determines that it is not commercially reasonable or technically feasible in the circumstances to proceed with construction of the Plant hereunder, then Northwind shall so notify Aladdin and such notice shall also constitute termination of this Agreement, effective upon the date when such Taking becomes effective, and, to the extent set forth in Section 8.1 of the Northwind Lease, Northwind shall be entitled to the award or awards from such Taking. Notwithstanding the foregoing, in the event Northwind and Aladdin disagree as to whether it is commercially reasonably and technically feasible in the circumstances for Northwind to proceed with construction of the Plant hereunder, then Northwind and Aladdin shall promptly meet and use their best efforts to resolve such dispute. If the Parties are unable to resolve such dispute within ten (10) days, then the Parties shall refer such dispute to the Independent Engineer. The Independent Engineer's conclusion as to whether it is commercially reasonable and technically feasible in the circumstances for Northwind to proceed with construction of the Plant hereunder shall be accepted by and binding upon the Parties.

          (l) NO PRESUMPTION. Wherever in this Agreement it is provided that an activity or obligation is at Northwind's sole cost and expense, such provision shall not imply or be construed to imply or mean any limitation on any right which Northwind may have under the Energy Service Agreement to include such cost or expense (or some portion thereof) in charges payable to Northwind thereunder.

     3.   ADDITIONAL AGREEMENTS AND DOCUMENTS.

          (a) Aladdin and Northwind agree that the following agreements are being or will be executed and delivered: (i) an Energy Service Agreement (as executed and as it may be amended, restated, modified, or supplemented and in effect from time to time, the "Energy Service Agreement") between Aladdin and Northwind pursuant to which Northwind shall provide to the Aladdin Project Services produced by the Plant and (ii) a Lease (as executed and as it may be amended, restated, modified, or supplemented and in effect from time to time, the "Northwind Lease") between Aladdin and Northwind for the lease to Northwind of the portion of the Aladdin Lands on which the Plant shall be constructed and operated.

          (b) Aladdin and Northwind acknowledge that they intend to be parties, along with the Mall Owner and the Sound Asylum Owner, to a Reciprocal Easement Agreement, pursuant to which all such entities shall grant to each other easements with respect to their respective interests in the Aladdin Lands (such agreement, as executed and as it may be amended, restated, modified, or supplemented and in effect from time to time, being herein referred to as the "Reciprocal Easement Agreement"). Each of Northwind and Aladdin agrees that they shall use their best efforts to cause such agreement to be finalized, executed and delivered within one hundred (100) days following the date of execution of this Agreement.

     4.   PROJECT MANAGEMENT.

          (a) PROJECT MANAGER. Northwind shall establish a project construction management office in Clark County and shall appoint a project manager no later than forty-five (45) days after Northwind receives from Aladdin a Notice to Proceed.

               (i) The Project Manager shall report directly to Northwind and shall be responsible for daily supervision of all activities relating to the design and construction of the Plant. The Project Manager will have full authority to act for Northwind concerning performance of the Work, act as a single point of contact with Aladdin in all matters on behalf of Northwind concerning performance of the Work and furnish information to Aladdin; provided that no amendment or modification to this Agreement shall be effected except by an Amendment in accordance with Section 14(f) hereof.

               (ii) The Project Manager shall conduct biweekly meetings, at a time and day mutually acceptable to Northwind and Aladdin, at which meetings the Project Manager will (i) provide an update with respect to the Work and (ii) answer any questions and address any comments Aladdin may have with respect to the Work. The Project Manager shall consider in good faith any and all comments made by Aladdin at such biweekly meetings. Comment or failure by Aladdin to comment at such biweekly meetings shall not in any way affect or reduce Northwind's obligations to complete the Work in accordance with the terms of this Agreement.

               (iii) The Project Manager (and any replacement Project Manager) must be reasonably satisfactory to Aladdin. If Aladdin believes a Project Manager appointed by Northwind to be unsatisfactory, the reasons for such belief must be stated in writing to Northwind within five (5) Business Days after Aladdin is notified of the name of such Project Manager (or any such replacement Project Manager). Failure by Aladdin to object to any such appointment within said five (5) Business Day period shall be deemed to be acceptance thereof. Northwind shall not voluntarily change the Project Manager, unless such change is for cause, without the prior written consent of Aladdin, which consent shall not be unreasonably withheld or delayed. In the event Northwind does change the Project Manager for cause, Northwind shall notify Aladdin of such change as soon as reasonably practicable.

          (b)  PROJECT EXECUTION PLAN.

               (i) Northwind shall develop a project execution plan (the "Project Plan") that shall be comprised of a Plant Schedule and estimated Plant testing and Start-up dates. The Project Plan, which shall be based on the Plant Scope, shall include a definition of the construction work, major milestones, Critical Path Activities, and scheduled date of completion and shall state that the Plant is scheduled to commence operation no later than the Final Completion Deadline.

                    (a) The Plant Schedule shall identify as Critical Path Activities those key milestones to be achieved in order to achieve Substantial Completion on or before the Substantial Completion Deadline. The Plant Schedule also shall indicate the proposed dates of starting and completion of the Work, including dates for fabrication, assembly, installation, testing and completion of the Critical Path Activities and other major components of the Work. In preparing the Plant Schedule and in order to complete the Work within the time required by this Agreement, Northwind will take into consideration and make allowance for customary delays and hindrances incident to such Work in accordance with generally accepted construction management practices, whether growing out of delays of common carriers, delays in securing materials or workmen, delays in Northwind securing necessary approvals, Northwind delays or otherwise (excluding delays for which an extension of time is allowable under Section
               11). Northwind, in consultation with Aladdin, shall update the Plant Schedule to reflect changes necessitated by Sections 9 and/or 11 hereof.

               (ii)   An initial draft of the Project Plan shall be delivered
          by Northwind to Aladdin for Aladdin's review no later than thirty (30) days after receipt by Northwind from Aladdin of a Notice to Proceed. Aladdin agrees to provide any comments regarding the Project Plan to Northwind within ten (10) days of receipt thereof. Aladdin's failure to comment in writing within such period shall be deemed to constitute
          Aladdin's acceptance of the Project Plan.   Review, comment or
          acceptance (or the lack thereof) by Aladdin shall not in any way affect or reduce Northwind's obligations to complete the Work in accordance with the terms of this Agreement. Northwind agrees to consider in good faith any and all comments made by Aladdin. Within ten (10) days of receipt of comments from Aladdin, Northwind and Aladdin shall meet at a mutually acceptable time and place to discuss Aladdin's comments. If Northwind has determined that revisions suggested by Aladdin are necessary in accordance with Good Engineering Practices, Northwind shall so inform Aladdin at the meeting and shall amend the Project Plan accordingly. If Northwind determines that revisions are not necessary, Northwind shall so inform Aladdin at the meeting, and orally shall explain the reasons why it proposes rejecting the revisions. Within fifteen (15) Business Days after the meeting, Northwind shall provide to Aladdin written minutes of the meeting, including a clear statement as to why any revisions suggested by Aladdin were not made. Northwind shall confirm the final Project Plan within ten (10) days after execution of the EPC Contract(s).

               (iii) Northwind may make Minor Modifications to the Project Plan; PROVIDED, HOWEVER, that Northwind shall notify Aladdin thereof in writing prior to, or if not reasonably practicable, as soon as reasonably practicable subsequent to, Northwind's effecting any such Northwind-initiated Minor Modification. All other revisions shall be subject to compliance with Section 9 hereof.

               (iv) In the event Northwind fails to achieve one or more Critical Path Activities in accordance with the Plant Schedule and Aladdin reasonably and in good faith concludes that Northwind's failure to achieve such Critical Path Activity(ies) when and as set forth in the Plant
          Schedule is reasonably likely to prevent Northwind's ability to achieve Substantial Completion on or before the Substantial Completion Deadline and/or Final Completion on or before the Final Completion Deadline, Aladdin may, but shall not be obligated to, give Northwind notice of such conclusion and the basis for such conclusion. Within five (5) days of receipt of such notice, Northwind shall submit to Aladdin Northwind's proposal to improve performance of the Work to assure Northwind's ability to achieve Substantial Completion on or before the Substantial Completion Deadline and/or Final Completion on or before the Final Completion Deadline for approval by Aladdin. If within a reasonable period of time, as reasonably determined by Aladdin, Northwind does not improve performance to meet the Critical Path Activities, Aladdin may require an increase in Northwind's labor force, the number of shifts, overtime operations, additional days of work per week, and/or an increase in the amount of construction equipment, all costs of which shall be borne solely by Northwind. Neither such notice by Aladdin nor Aladdin's failure to issue such notice shall relieve Northwind of its obligation to achieve Substantial Completion on or before the Substantial Completion Deadline and/or Final Completion on or before the Final Completion Deadline. In the event Northwind fails to comply with Aladdin's instructions and Aladdin continues to believe, reasonably and in good faith, that because of such failure Northwind will not be able to achieve Substantial Completion on or before the Substantial Completion Deadline or Final Completion on or before the Final Completion Deadline, then Northwind shall be considered in default of this Agreement in accordance with Section 10(a) hereof and Aladdin may exercise its rights as set forth in Section 10(b) hereof.

     5.   PLANT DESIGN.

          (a) PLANT OVERSIGHT. Subject to the terms of this Agreement, Northwind shall oversee, administer and approve the design, construction and operation of the Plant.

          (b) SCOPE. Northwind and Aladdin will jointly develop and agree upon the Plant Scope. The Plant Scope will include a detailed description of the major components of the Plant (including energy transfer stations and the communications systems), respectively, and the details of the specific energy requirements of Aladdin and, together with the performance standards set forth in Exhibit A to the Energy

     Service Agreement, prescribe the agreed upon performance and operating characteristics of the Plant.

          (c)  PLANT PLANS AND SPECIFICATIONS.

               (i) In consultation with Aladdin, Northwind shall prepare a request for proposals ("RFP") from engineering, procurement and construction ("EPC") contractors to design and build the Plant. As part of such RFP preparation process, Aladdin shall, with the aid of a qualified engineering company, provide to Northwind within forty-five
          (45) days of execution of this Agreement all site interfaces, including an overall site plan, information on site soil conditions, overall Aladdin Complex arrangement drawings, underground rights of way, electrical connection requirements, hot and chilled water connection locations and all architectural requirements for the exterior of the Plant and maintenance buildings. Aladdin shall also provide, within forty-five (45) days of execution of this Agreement, specifications and related documentation for the energy transfer stations ("ETSs") to be included as part of the Plant, which specifications shall be reasonably acceptable to Northwind in its reasonable business judgment (taking into account the Substantial Completion Deadline). Once the RFP is complete (and provided that Aladdin has provided to Northwind the specifications and related documentation for the ETSs within forty-five (45) days of execution of this Agreement), Northwind shall solicit bids from at least three (3) qualified EPC contractors (except as to structural steel, which Northwind may purchase from Aladdin's supplier) and provided, however, that if in good faith and after consultation with its engineers and suppliers, Northwind determines that achievement of the Substantial Completion Deadline cannot be met unless a sole source contractor (including a sole source provider of structural steel other than Aladdin's supplier) is promptly engaged to construct the Plant, then Northwind shall so notify Aladdin and, unless Aladdin agrees to an equitable extension of the Substantial Completion Deadline, Northwind may dispense with submitting the RFP to multiple bidders and may proceed to negotiate and enter into an EPC Contract with a contractor of its choosing which contractor and EPC Contract shall be acceptable to Aladdin (such acceptance not to be unreasonably withheld). Northwind shall consider in good faith any EPC contractor suggested by Aladdin. From such bids as may be received and are acceptable to Aladdin and Northwind, Northwind shall retain a qualified EPC contractor (the "EPC Contractor") to design and build the Plant and shall enter into a contract with the EPC Contractor (the "EPC Contract") pursuant to which the EPC Contractor shall design and build the Plant in accordance with this Agreement. If based on bids received from the EPC contractors it appears that the Plant Price is likely to exceed $40 million, then Northwind shall have the right to terminate this Agreement without liability unless within ninety (90) days after receipt of bids from the prospective EPC contractors either
          (i) Aladdin and Northwind, using good faith efforts, are able to effect changes to the Project Scope or otherwise to effect changes which result in a projected Plant Price of less than $40 million or (ii) Aladdin agrees to pay, in cash, the amount of the Plant Price in excess of $40 million, such payment to be made prior to the execution of the EPC Contract, provided that any amount so paid by Aladdin shall not be included in Total Project Investment for purposes of and as defined in the Energy Service Agreement. If this Agreement is terminated as provided in this Section, Aladdin shall pay to Northwind those costs and expenses described in the final sentence of
          Section 10(e) hereof; if this Agreement is not terminated, delays occasioned by clause (i) above shall extend the Substantial Completion Deadline and the Final Completion Deadline as appropriate. The EPC Contractor, together with Northwind, shall prepare design development plans and specifications for the Plant (the "Plant Plans and Specifications") consistent with the Plant Scope and mindful of the preliminary Plant Price estimate of $ 30 million. Copies of the Plant Plans and Specifications shall be delivered to Aladdin for Aladdin's review no later than one hundred and twenty (120) days after Northwind receives from Aladdin a Notice to Proceed. Aladdin agrees to provide any comments regarding the Plant Plans and Specifications within ten
          (10) days of receipt thereof. Aladdin's failure to comment in writing within such period shall be deemed to constitute Aladdin's acceptance
          of the Plant Plans and Specifications.   Review, comment or acceptance
          (or the lack thereof) by Aladdin shall not in any way affect or reduce Northwind's obligations to complete the Work in accordance with the terms of this Agreement. Northwind agrees to consider in good faith any and all comments made by Aladdin. Within ten (10) days of receipt of comments from Aladdin, Northwind and Aladdin shall meet at a mutually acceptable time and place to discuss Aladdin's comments. If Northwind has determined that revisions suggested by Aladdin are necessary in accordance with Good Engineering Practices, Northwind shall so inform Aladdin at the meeting and shall amend the Plant Plans and Specifications accordingly. If Northwind determines that revisions are not necessary, Northwind shall so inform Aladdin at the meeting, and orally shall explain the reasons why it proposes rejecting the revisions. Within fifteen (15) Business Days after the meeting, Northwind shall provide to Aladdin written minutes of the meeting, including a clear statement as to why any revisions suggested by Aladdin were not made.


               (ii) Sixty (60) days following Northwind's finalizing the Plant Plans and Specifications pursuant to clause (c)(i) above, Northwind shall have detailed design drawings prepared, five (5) copies of which shall be provided to Aladdin for Aladdin's review. Aladdin agrees to provide any comments regarding the detailed design drawings within ten (10) days of receipt thereof.

          Aladdin's failure to comment in writing within such period shall be deemed to constitute Aladdin's acceptance of the detailed design
          drawings.   Review, comment or acceptance (or the lack thereof) by
          Aladdin shall not in any way affect or reduce Northwind's obligations to complete the Work in accordance with the terms of this Agreement. Northwind agrees to consider in good faith any and all comments made by Aladdin. Within ten (10) days of receipt of comments from Aladdin, Northwind and Aladdin shall meet at a mutually acceptable time and place to discuss Aladdin's comments. If Northwind has determined that revisions suggested by Aladdin are necessary in accordance with Good Engineering Practices, Northwind shall so inform Aladdin at the meeting and shall amend the detailed design drawings and accordingly. If Northwind determines that revisions are not necessary, Northwind shall so inform Aladdin at the meeting, and orally shall explain the reasons why it proposes rejecting the revisions. Within fifteen (15) Business Days after the meeting, Northwind shall provide to Aladdin written minutes of the meeting, including a clear statement as to why any revisions suggested by Aladdin were not made.

               (iii) Two hundred and forty (240) days following Northwind's finalizing the Plant Plans and Specifications pursuant to clause
          (c)(i) above, Northwind shall have detailed operation manuals prepared, five (5) copies of which shall be provided to Aladdin for
          Aladdin's review.   Aladdin agrees to provide any comments regarding
          the detailed operation manuals within ten (10) days of receipt thereof. Aladdin's failure to comment in writing within such period shall be deemed to constitute Aladdin's acceptance of the detailed
          operation manuals.   Review, comment or acceptance (or the lack
          thereof) by Aladdin shall not in any way affect or reduce Northwind's obligations to complete the Work in accordance with the terms of this Agreement. Northwind agrees to consider in good faith any and all comments made by Aladdin. Within ten (10) days of receipt of comments from Aladdin, Northwind and Aladdin shall meet at a mutually acceptable time and place to discuss Aladdin's comments. If Northwind has determined that revisions suggested by Aladdin are necessary in accordance with Good Engineering Practices, Northwind shall so inform Aladdin at the meeting and shall amend the detailed operation manuals accordingly. If Northwind determines that revisions are not necessary, Northwind shall so inform Aladdin at the meeting, and orally shall explain the reasons why it proposes rejecting the revisions. Within fifteen (15) Business Days after the meeting, Northwind shall provide to Aladdin written minutes of the meeting, including a clear statement as to why any revisions suggested by Aladdin were not made.

               (iv) Northwind may make Minor Modifications to the Plant Plans and Specifications; PROVIDED, HOWEVER, that Northwind shall notify Aladdin thereof in writing prior to or, if not reasonably practicable, as soon as reasonably practicable after Northwind's effecting any such Northwind-initiated Minor Modification. All other revisions shall be subject to Section 9 hereof.

               (v) The review and approval by Aladdin of the Plant Plans and Specifications shall not relieve Northwind of any of its duties, liabilities or obligations under this Agreement or any Related Agreement.

     6.   PLANT CONSTRUCTION; CONSTRUCTION REPORTS AND MEETINGS.

          The EPC Contractor retained by Northwind shall construct the Plant in accordance with the Plant Plans and Specifications. Northwind shall provide monthly construction progress reports to Aladdin, in a form reasonably satisfactory to Aladdin (which reports shall be provided on the fifth (5th) day of each calendar month and shall include, with respect to the prior month, a work progress statement and a schedule report showing project milestones and critical path activity and shall also include a schedule report showing future project milestones and critical path activity and the future construction schedule). A representative of Aladdin may attend (but not actively participate in) construction meetings between the EPC Contractor and Northwind (or the Project Manager). If Aladdin believes that the Plant is not being constructed in a manner consistent with the Plant Plans and Specifications (as the same may be modified from time to time in accordance with the terms of Section 5 above), or has any additional comments with respect to the construction of the Plant, Aladdin shall inform Northwind (or the Project Manager) of such belief or additional comments at the biweekly meetings conducted by the Project Manager pursuant to Section 4(a) hereof. Northwind shall consider promptly and in good faith any and all comments made by Aladdin. Northwind shall determine whether corrective measures are necessary in response to Aladdin's comments using a reasonable standard applicable to construction practices for energy producing facilities similar to the Plant, taking into account Codes and Standards, Good Engineering Practices and the Plant Plans and Specifications. If Northwind agrees with Aladdin, Northwind shall so inform Aladdin at the earliest possible biweekly meeting, and shall take (or cause to be taken) appropriate corrective measures. If Northwind, after consultation with the EPC Contractor, does not agree with Aladdin, Northwind shall so inform Aladdin at the earliest possible biweekly meeting and shall provide a clear written statement explaining Northwind's disagreement in the next monthly construction progress report to be provided by Northwind to Aladdin pursuant to Section 6 hereof. Comments by Aladdin (or the absence thereof) with respect to the construction of the Plant shall not in any way affect or reduce

     Northwind's obligations to complete the Work in accordance with the provisions of this Agreement.

     7.   QUALITY CONTROL AND INSPECTION.

          (a) IN GENERAL. Northwind shall perform all quality control and inspection activities related to the Work as required by Northwind's Quality Control and Inspection Program (as defined below), this Agreement and Good Engineering Practices. Northwind shall inspect and test the Work on a continuing basis. Northwind shall correct all Defaults or Deficiencies in a reasonable time. All Defects or Deficiencies identified by such inspection or testing shall be the subject of a monthly report to Aladdin. The report shall describe in detail (i) all Defects or Deficiencies identified which are reasonably likely to have an adverse impact on the Plant Schedule, (ii) all corrections, all Work that was re-performed and related services rendered during the immediately preceding month and (iii) all Defects not then corrected or re-performed.

          (b) QUALITY CONTROL AND INSPECTION PROGRAM. Within one hundred (100) days of receipt by Northwind of the Notice to Proceed, Northwind shall prepare and deliver to Aladdin a formal program for inspecting and testing the Work ("Quality Control and Inspection Program"). The person responsible for implementing the Quality Control and Inspection Program shall be identified by Northwind to Aladdin. The Quality Control and Inspection Program must be adequate to meet all the quality control and inspection needs of the Work. Aladdin agrees to provide its comments within thirty
     (30) days of receipt of such program. Aladdin's failure to comment within such period shall be deemed to constitute Aladdin's approval. Review, comment or acceptance (or the lack thereof) by Aladdin shall not in any way affect or reduce Northwind's obligations to complete the Work in accordance with the terms of this Agreement. Northwind agrees to consider in good faith any and all comments made by Aladdin. Within ten (10) days of receipt of comments from Aladdin, Northwind and Aladdin shall meet at a mutually acceptable time and place to discuss Aladdin's comments. If Northwind has determined that revisions suggested by Aladdin are necessary in accordance with Good Engineering Practices, Northwind shall so inform Aladdin orally at the meeting and shall amend the Quality Control and Inspection Program accordingly. If Northwind determines that revisions are not necessary, Northwind shall so inform Aladdin orally at the meeting, and shall orally explain the reasons why it proposes rejecting the revisions. Within fifteen (15) Business Days after the meeting, Northwind shall provide to Aladdin written minutes of the meeting, including a clear statement as to why any revisions suggested by Aladdin were not made.

          (c) INSPECTION RIGHTS. Aladdin shall have the right to inspect all Work performed and witness all tests hereunder, and Northwind shall arrange such inspection, upon reasonable notice from Aladdin; provided, however, that Aladdin's inspection shall not interfere with or delay performance of the Work. Aladdin shall have the right to comment to Northwind, in writing, at any time, regarding any portion of the Work, including, without limitation, any design, engineering, materials, equipment, installation, tools, or supplies, which in Aladdin's reasonable judgment does not conform to this Agreement, the Work or the Plant Plans and Specifications, or which contains Defects or Deficiencies. Aladdin shall inform Northwind (or the Project Manager) of such belief or additional comments at the biweekly meetings conducted by the Project Manager pursuant to Section 4(a) hereof. Northwind shall consider promptly and in good faith any and all comments made by Aladdin. Northwind shall determine whether corrective measures are necessary in response to Aladdin's comments using a reasonable standard applicable to construction practices for energy producing facilities similar to the Plant, taking into account Codes and Standards, Good Engineering Practices and the Plant Plans and Specifications. If Northwind agrees with Aladdin, Northwind shall so inform Aladdin at the earliest possible biweekly meeting, and shall take (or cause to be taken) appropriate corrective measures. If Northwind, after consultation with the Design and Specifications Engineer, does not agree with Aladdin, Northwind shall so inform Aladdin at the earliest possible biweekly meeting and shall provide a clear written statement explaining Northwind's disagreement in the next monthly construction progress report to be provided by Northwind to Aladdin pursuant to Section 6 hereof. Comments by Aladdin (or the absence thereof) with respect to the construction of the Plant shall not in any way affect or reduce Northwind's obligations to complete the Work in accordance with the provisions of this Agreement.

          (d) EFFECT OF WAIVER OF INSPECTION RIGHTS. If Aladdin shall waive or fail to exercise its right to inspect and witness any test as herein provided, Northwind in no way shall be relieved of liability for the quality, character, proper operation, and performance of the Work, nor shall the rights of Aladdin set forth in this Agreement be prejudiced or affected. Nor shall any witness of any test or inspection by Aladdin or any failure to witness any test or inspection be construed as an approval or acceptance of the Work.

     8.   COMPLETION.

          (a) SUBSTANTIAL COMPLETION. Upon a determination by Northwind that the Plant has been substantially completed in accordance with the Plant Plans and Specifications, which shall only be when (i) the Plant has demonstrated performance in accordance with the design requirements, all applicable Laws and Government Approvals, the Quality Control and Inspection Program, and the Performance Tests, and Northwind has so certified to Aladdin, (ii) Northwind has further certified to Aladdin that the Plant has been designed and constructed and is operating in accordance with the Work and this Agreement and (iii) Northwind has performed all obligations under this Agreement to be then performed by Northwind, Northwind shall deliver to Aladdin a certificate of substantial completion (the "Substantial Completion Certificate"), which shall be in the form agreed to, initialed by the Parties and attached hereto as Exhibit E by not later than thirty (30) days after Notice to Proceed is received by Northwind. If Aladdin believes, at the time of such certification by Northwind, that the Plant has not reached Substantial Completion, then, within ten (10) Business Days after Aladdin receives the Substantial Completion Certificate, Aladdin shall provide Northwind with written notice clearly setting forth the basis for Aladdin's belief. Any portions of the Plant to which timely objection is not made by Aladdin shall be considered substantially complete. Failure by Aladdin to deliver any notice within said ten (10) Business Day period shall be deemed to be acceptance of the Plant as substantially complete. If Aladdin delivers a notice as aforesaid, Northwind shall determine whether it agrees with such notice, and if Northwind does so agree, Northwind shall complete the Plant in the manner required by the terms of this Agreement diligently and in good faith. If Northwind does not agree with Aladdin's notice, Northwind shall so inform Aladdin and Northwind and Aladdin promptly shall confer and exert their best efforts in good faith to reach a reasonable and equitable resolution of the issue. If Northwind and Aladdin are unable to resolve the issue within five (5) Business Days, then the matter shall be referred to the Independent Engineer, and the Parties agree to accept the Independent Engineer's determination as binding, and act accordingly.

          (b) FINAL COMPLETION. In order to achieve Final Completion, Northwind must have: (i) achieved Substantial Completion, (ii) corrected all conditions constituting Defects and Deficiencies identified in writing by Aladdin to Northwind, (iii) performed all other obligations of Northwind under this Agreement to be then performed, in a manner reasonably satisfactory to Aladdin, and (iv) delivered to Aladdin a certificate of final completion (the "Final Completion Certificate"), which shall be in the form agreed to by the Parties, initialed by the Parties and attached hereto as Exhibit F by not later than thirty (30) days after Notice to Proceed is received by Northwind. If Aladdin believes, at the time of such certification by Northwind, that the Plant has not reached Final Completion, then within ten (10) Business Days of Aladdin's receipt of the Final Completion Certificate, Aladdin shall provide Northwind with written notice clearly setting forth the basis for Aladdin's belief. Any portions of the Plant to which timely objection is not made by Aladdin shall be considered to have reached Final Completion. Failure by Aladdin to deliver any notice within such ten (10) Business Day period shall be deemed acknowledgment by Aladdin that Final Completion has occurred. If Aladdin delivers a notice to Northwind as aforesaid, Northwind shall determine whether it agrees with Aladdin's notice. If Northwind agrees with Aladdin's notice, Northwind shall take the actions necessary to bring the Plant to Final Completion. In the event Northwind contests Aladdin's notification that Final Completion has not been achieved, Aladdin and Northwind shall promptly confer and exert their best efforts in good faith to reach a reasonable and equitable resolution of the issue. If Aladdin and Northwind are unable to resolve the issue within five (5) Business Days, the matter shall be referred to the Independent Engineer. The Parties agree to accept the determination made by the Independent Engineer with respect to whether Final Completion has been achieved and to act accordingly.

          (c) TIMELY COMPLETION OF THE PLANT. TIME IS OF THE ESSENCE WITH RESPECT TO NORTHWIND'S PERFORMANCE OF THE WORK. In accordance with and subject to the terms of this Agreement, Northwind guarantees that Substantial Completion shall occur not later than the Substantial Completion Deadline, as it may be extended time to time pursuant to this Agreement, and further guarantees that Final Completion shall not occur later than the Final Completion Deadline, as it may be extended from time to time pursuant to this Agreement. Northwind will design the Plant, specify and procure equipment and schedule its activities taking into account good and generally accepted construction management practices and take all reasonably necessary measures to complete the Plant on or before the Substantial Completion Deadline.

          (d) CONTINGENCY PLAN. Northwind shall have a contingency plan that conforms with Codes and Standards and Good Engineering Practices which provides for the rental by Northwind of transportable boiler and chiller plants to ensure delivery of hot and chilled water in accordance with the Energy Service Agreement if completion of the Plant is delayed for any reason and (i) such delay is expected to prevent Northwind from commencing the delivery of the Chilled Water Services and/or the Hot Water Services in accordance with the terms of the Energy Service Agreement, and (ii) Aladdin would otherwise be capable of receiving and using the Services if the Plant had been completed. In the event of such a delay, the contingency plan shall be instituted by Northwind at Northwind's sole cost, except that (1) implementation of the Contingency Plan in order to provide Initial Services (as defined in the Energy Service Agreement) to the Customer during the period from the Initial Services Date through but not including the Substantial Completion Deadline shall be at Aladdin's sole cost and expense, and (2) if such delay is caused by an event described in Section 11 hereof or by the acts or omissions of Aladdin, the Mall Owner or the Sound Asylum Owner, then the Contingency Plan will be implemented at Aladdin's sole cost. Northwind shall implement the contingency plan to ensure that there is no delay and/or lapse in the delivery of hot and chilled water. If Aladdin determines, in its sole discretion, that Northwind is failing to implement the contingency plan in a timely manner, and Northwind's failure to implement the contingency plan is not caused by a breach by Aladdin of its obligations under this Agreement or the acts of the Mall Owner or the Sound Asylum Owner, Aladdin may implement the contingency plan, and Northwind agrees that it will pay all the costs thereof except as otherwise set forth above in this Section 8(d).

     9.   SCOPE CHANGES.

          (a) FURTHER REFINEMENT, CORRECTIONS AND DETAILING NOT SCOPE CHANGES. It is understood and agreed that the Work shall be subject to further refinement, correction and detailing by the Parties from time to time, and that Northwind shall receive no additional compensation for such refinement, correction or detailing that does not constitute Scope Changes.

          (b)  SCOPE CHANGES.

               (i) From time to time prior to completion of the Work, Northwind shall have the right, without obtaining the prior approval of Aladdin, to effect Scope Changes (each, a "Northwind Allowed Scope Change" and collectively, "Northwind Allowed Scope Changes"), on and subject to the following conditions and limitations, and the cost of all such Northwind Allowed Scope Changes shall be included in the Plant Price:

               (a) Each Northwind Allowed Scope Change shall be expected by Northwind, in good faith and in accordance with Good Engineering Practices, to enhance the reliability, efficiency or longevity of the Plant or to have a beneficial effect on the operation or maintenance of the Plant;

               (b) It cannot reasonably be expected by Northwind that such Northwind Allowed Scope Change will delay Substantial Completion beyond the Substantial Completion Deadline or Final Completion beyond the Final Completion Deadline;

               (c) The Northwind Allowed Scope Change shall be compatible with the Plant Scope;

               (d) Northwind shall notify Aladdin in detail of the Northwind Allowed Scope Change as soon as reasonably practicable, and in any event, prior to performance of the work contemplated thereby; and

               (e) The additional cost of the Work attributable to (i) any single Northwind Allowed Scope Change shall not exceed fifty (50) percent of the Available Pool (as hereinafter defined) and (ii) all Northwind Allowed Scope Changes in the aggregate shall not exceed one hundred (100) percent of the Available Pool.

          For purposes of this Section 9(b), the term "Available Pool" shall mean, as of any date of determination, the excess of (i) the GMP and Other Costs plus a reasonable contingency amount for discretionary changes by Aladdin (which amount shall be established by Northwind and provided to Aladdin within thirty (30) days after execution of the EPC Contract(s)), such contingency amount to be reasonably acceptable to Aladdin, as increased by the Cost of Scope Changes theretofore approved by Aladdin over (ii) the estimated total cost of the Work as reflected in Northwind's forecast therefor prepared not more than thirty (30) days preceding the date of authorization of such Northwind Approved Scope Change, which forecast shall reflect all costs theretofore incurred, the cost of then unperformed portions of the Work for which contracts exist and a good faith estimate, in accordance with applicable Codes and Standards, of the costs of all portions of the Work, if any, for which Northwind has not made contractual arrangements.

               (ii) Aladdin may order Scope Changes to the Work, in which event one or more of the Plant Price, the Substantial Completion Deadline, the Final Completion Deadline, the Project Plan, the Plant Plans and Specifications and other terms and conditions of the Agreement shall be adjusted accordingly, if and to the extent necessary. All Scope Changes (but not Northwind Allowed Scope Changes) shall be authorized by a Scope Change Order.

          (c)  PROCEDURE FOR SCOPE CHANGES.

               (i) In addition to the right of Northwind to effect Northwind Allowed Scope Changes, as soon as Northwind becomes aware of any circumstance which Northwind has reason to believe may necessitate a Scope

          Change, Northwind shall issue to Aladdin a written notice thereof (a "Scope Change Order Notice"). All Scope Change Order Notices shall include documentation sufficient to enable Aladdin to determine: (i) the factors necessitating the possibility of a Scope Change; (ii) the impact which the Scope Change is likely to have on the Plant Price;
          (iii) the impact which the Scope Change is likely to have on scheduling and the Substantial and Final Completion Deadlines; and
          (iv) such other information which Aladdin may reasonably request in connection with evaluating such Scope Change.

               (ii) If Aladdin desires to make a Scope Change (other than pursuant to a Scope Change Order Notice), Aladdin shall submit a written proposal requesting a Scope Change (a "Scope Change Order Request") to Northwind.

                    (a) Northwind shall promptly review the Scope Change Order Request and notify Aladdin in writing of its preliminary good faith view of the options for implementing the proposed Scope Change and of Northwind's good faith estimate of the effect, if any, each option would have on the Plant Price, the Substantial and Final Completion Deadlines, the Project Plan, and the Plant Plans and Specifications.

                    (b) After receipt of Northwind's preliminary estimates, Aladdin shall inform Northwind, within five (5) Business Days, whether Northwind shall provide cost, schedule and performance level guarantee impacts to Aladdin for the Scope Changes proposed by Aladdin. Northwind's costs for preparing such guarantee impacts shall not exceed a price mutually agreed upon by the Parties prior to Northwind's undertaking such analysis. Aladdin may, but shall not be obligated to, issue a Scope Change Order covering such proposed Scope Change, in which event the contents of Northwind's notice of impacts described in this Section 9(c)(ii)(b) shall be binding on Northwind, and Northwind's reasonable costs in preparing such notice of impacts, subject to the maximum price agreed to by the Parties, shall be included in any Plant Price change.

                    (c) In the event Aladdin disagrees with Northwind's statement of the cost, schedule and performance level guarantee impacts of such proposed Scope Change, and Northwind has estimated that the proposed Scope Change would increase the Plant Price by $100,000 or more, Aladdin and Northwind shall promptly confer and exert their best efforts in good faith to agree upon the cost, schedule and performance level guarantee impacts of the proposed Scope Change. If Aladdin and Northwind are unable to agree on the cost, schedule or performance level guarantee impacts of the proposed Scope Change, and if the difference is (1) a difference in the Parties' estimates of the costs of the proposed Scope Change and such difference is greater than $10,000 or (2) a difference in the Parties' estimate of the effect on the schedule or the performance level guarantee impacts of the proposed Scope Change, then the Parties shall refer the issue to the Independent Engineer. The Independent Engineer's estimate of the cost, schedule or performance level impacts of the proposed Scope Change (as applicable) shall be accepted by the Parties. In the event Aladdin disagrees with Northwind's statement of the cost of such proposed Scope Change, and Northwind has estimated that the proposed Scope Change would increase the Plant Price by less than $100,000 in the specific instance or by less than $250,000 when aggregated with all other Scope Changes under this Section 9(c), Aladdin may proceed with issuance of the Scope Change Order and the dispute shall be resolved as provided in this Agreement.

                    (d) In the event Aladdin declines to issue the Scope Change Order, Northwind's reasonable costs in preparing the cost, schedule and performance level guarantee impacts, subject to the maximum price therefor agreed to by the Parties pursuant to
               Section 9(c)(ii)(b), shall be added to the Plant Price.

                    (e) The cost of Scope Changes initiated by Aladdin, the costs of which shall be included in the Plant Price, shall not exceed five (5) percent of the GMP established pursuant to Exhibit B.

                    (f) Any reasonable delays in Substantial Completion or Final Completion of the Plant arising by reason of investigation of any Scope Change proposed by Aladdin that are reasonably consistent with Northwind's preliminary good faith view, as set forth in Section 9(c)(ii)(a)hereof, shall extend the Substantial Completion Deadline or the Final Completion Deadline accordingly.

          (d) SCOPE CHANGES DUE TO NORTHWIND ERROR. Notwithstanding anything in this section to the contrary, no Scope Change Order shall be issued and no adjustment of the Plant Price, the Substantial and Final Completion Deadlines, the Project Plan, or the Plant Plans and Specifications shall be made in connection with any correction of errors, omission, deficiencies or improper or defective work on the part of Northwind or any of its subcontractors in the performance of the Work.

          (e) SCOPE CHANGES DUE TO FORCE MAJEURE AND CHANGE IN LAW. Any change in the Plant Plans and Specifications or the Work which is necessitated by a change in applicable Law that became effective after the date of this Agreement or a Force Majeure Event and is not a Minor Modification shall be treated as a Scope Change under Section 9(b) hereof which Aladdin shall not have the right to approve and Northwind shall implement without obtaining Aladdin's approval, provided that (i) Northwind shall notify Aladdin in detail thereof as soon as reasonably practicable and in any event prior to performance of the work contemplated thereby, (ii) Northwind otherwise complies with the requirements of Section 9(b)(i)(c) hereof with respect to such Scope Change, (iii) Northwind's determination that such change in the Plant Plans or Specifications or the Work is necessary and Northwind's implementation of such change both shall be made in good faith and in accordance with Good Engineering Practices; provided, however, that this
     Section 9(e) shall not apply to any change in any applicable Law resulting directly or indirectly from the negligent acts, errors or omissions of Northwind.

     10.  DEFAULT; TERMINATION.

          (a) NORTHWIND EVENTS OF DEFAULT. Northwind shall be in default of its obligations pursuant to this Agreement should any of the following events or conditions arise or exist and Northwind shall fail to remedy the same within ten (10) days, or, if such remedy cannot reasonably be completed within ten (10) days, Northwind shall fail promptly to provide Aladdin with evidence reasonably satisfactory to Aladdin that such default can be cured by Northwind in a time period reasonably satisfactory to Aladdin and promptly to commence and diligently pursue and conclude remedial action within such agreed period:

               (i) Admitted abandonment of the Plant by Northwind or failure to prosecute the Plant with reasonable diligence after notice from Aladdin stating that it believes that Northwind has abandoned the Plant;

               (ii) Northwind assigns or transfers this Agreement or its right or interest herein, except as expressly permitted under Section 14(e) of this Agreement;

               (iii) Northwind fails, neglects, refuses, or, other than because of a Force Majeure Event, is unable at any time during the course of the performance of the Work, to provide sufficient material, equipment, services, or labor to perform the Work in accordance with this Agreement;

               (iv) Any representation or warranty made by Northwind was materially incorrect when made and as a result thereof it reasonably is expected that Northwind will be unable to observe and perform its material obligations hereunder and such inability will not be cured within a reasonable period of time;

               (v) Northwind defaults, in any material respect, in its observance of or performance under any material provision of this Agreement (provided that such failure does not arise when Northwind has refused to proceed with a proposed Scope Change when Northwind is not obligated at that time to proceed with such proposed Scope Change);

               (vi) Unicom Corporation repudiates or disavows its obligations under the Unicom Guaranty;

               (vii) Northwind fails to comply with any Law or Government Approval applicable to the Work or to Northwind's performance of its obligations under this Agreement;

               (viii) Unless otherwise permitted pursuant to this Agreement, a material change or deviation in the Project Plan or Plant Plans and Specifications shall be made or authorized by Northwind without the prior approval of Aladdin; or

               (ix) The failure by Northwind to provide the Project Plan or Plant Plans and Specifications to Aladdin in accordance with this Agreement.

          (b) TERMINATION OPTION AND OTHER REMEDIES FOR NORTHWIND DEFAULT. If a Northwind Event of Default has occurred, Aladdin may terminate this Agreement by written notice to Northwind of the termination hereof. Upon such termination, Aladdin shall demand performance of the Unicom Guaranty and, unless within three (3) Business Days of such demand Unicom Corporation, the Guarantor, informs Aladdin in writing that Unicom Corporation shall perform the obligations of Northwind as set forth in this Agreement, Aladdin may cause the obligations of Northwind pursuant to this Agreement to be performed at the sole expense of Unicom Corporation in accordance with the terms of the Unicom Guaranty. In the event Unicom Corporation elects to perform the obligations of Northwind, Unicom Corporation shall perform the Work and shall meet the Substantial Completion Deadline and the Final Completion Deadline in accordance with the terms of this Agreement, and shall have the right to perform Northwind's obligations under the Related Agreements pursuant to the terms thereof. In the event Aladdin shall cause the obligations of Northwind pursuant to this Agreement to be performed at Unicom Corporation's sole expense, Northwind promptly shall withdraw from the Work site and transfer its rights, title and interest in the Plant and the Plant Plans and Specifications to Aladdin. In addition, Northwind promptly shall assign to Aladdin such of its contracts, including but not limited to warranties and guarantees, related to the Plant and the Work as Aladdin may request, and promptly remove such materials, equipment, tools, and instruments used by, and any debris or waste materials generated by, Northwind in the performance of the Work as Aladdin may direct, and Aladdin may take possession of any and all designs, materials, equipment, tools, and facilities of Northwind which are on the Work site. If Aladdin exercises such option, (i) Aladdin shall assume the obligations of Northwind under any contracts assigned to Aladdin pursuant to this section which are not in default by Northwind, (ii) upon completion of the Plant, Aladdin shall pay to Northwind an amount equal to the Plant Price less the cost to Aladdin to complete the Plant, provided that such amount does not exceed an amount equal to (x) the amount actually spent to date by Northwind in accordance with the terms of this Agreement plus (y) all amounts which Northwind is then contractually obligated to pay in respect of equipment and materials previously delivered to the Plant Site and labor and services previously performed in connection with the construction of the Plant, or which Aladdin subsequently elects, in its sole discretion, to accept from Northwind's suppliers pursuant to Northwind's purchase commitments therefor, and provided further that the payment amount shall not provide for any return on Northwind's investment in the Plant and (iii) the Energy Service Agreement and the Northwind Lease shall concurrently terminate. Aladdin shall have the right to have the Work finished without incurring any liability to Northwind or assuming any liabilities incurred by Northwind.

          (c) ALADDIN EVENTS OF DEFAULT. Aladdin shall be in default of its obligations pursuant to this Agreement should any of the following events or conditions arise or exist and Aladdin shall fail to remedy the same within ten (10) days, or Aladdin shall fail promptly to provide Northwind with evidence reasonably satisfactory to Northwind that such default can be cured by Aladdin in a time period reasonably satisfactory to Northwind and promptly to commence and diligently pursue and conclude remedial action within such agreed period:

               (i) The Notice to Proceed shall not have been received by Northwind by May 1, 1998;

               (ii) Abandonment of the Aladdin Project by Aladdin after May 1, 1998;

               (iii) Aladdin assigns or transfers this Agreement or its right or interest herein, except as expressly permitted by Section 14(e) hereof; or

               (iv) Any representation or warranty made by Aladdin in Section 2(i) hereof was materially incorrect when made and as a result thereof it is reasonably expected that Aladdin will be unable to perform its material obligations hereunder, and such inability will not be cured within a reasonable period of time.

          (d) TERMINATION OPTION AND OTHER REMEDIES FOR ALADDIN DEFAULT. If an Aladdin Event of Default has occurred pursuant to Section 10(c) of this Agreement, Northwind may terminate this Agreement by written notice to Aladdin of such termination. If Northwind terminates this Agreement because an Aladdin Event of Default has occurred pursuant to Section 10(c) of this Agreement, Aladdin shall be liable for and shall pay to Northwind all costs and expenses reasonably incurred by Northwind in connection with Northwind's obligations under this Agreement for the time period from and including the date hereof to the effective date of such termination and all third party engineering and consulting costs and expenses incurred prior to the date hereof through the effective date of termination. If Northwind terminates this Agreement because an Aladdin Event of Default has occurred pursuant to Section 10(c)(ii), (iii) or (iv) of this Agreement, Aladdin shall also pay to Northwind a twenty (20) percent return on the unfinanced portion of such costs and expenses, such portion not to exceed forty (40) percent of the total of such costs and expenses.

          (e) Northwind shall be permitted to terminate this Agreement at any time after March 1, 1998 if Aladdin shall not have acquired fee title to the Aladdin Lands by such date or if the Financial Closing shall not have occurred by such date. Either Party hereto may terminate this Agreement at any time after January 31, 1998 if the Energy Service Agreement, in substantially the form attached hereto as Exhibit G (with such changes as the Parties may agree upon) has not been executed by such date, provided that such Party has acted in good faith to execute the Energy Service Agreement by such date. Any termination of this Agreement pursuant to this
     Section 10(e) shall be in writing and shall be effective when given (unless such termination expressly provides for effectiveness at a later date, in which case such termination shall be effective on the stated date). If this Agreement is so terminated, Aladdin shall be liable for and shall pay to Northwind all costs and expenses reasonably incurred by Northwind in connection with Northwind's obligations under this Agreement for the time period from and including the date hereof to the effective date of such termination and all third party engineering and consulting costs and expenses incurred prior to the date hereof through the effective date of such termination.

          (f) CONSEQUENTIAL DAMAGES DISCLAIMER. Notwithstanding anything to the contrary contained in this Agreement, neither Party shall be liable to the other Party, whether in contract, tort, negligence, indemnity, strict liability, or otherwise, for any special, indirect, incidental, or consequential damages in connection with or arising out of the Work, or the performance, non-performance or breach of this Agreement.

     11. FORCE MAJEURE EVENT. If either Aladdin or Northwind shall be actually delayed in or is prevented from performing any of its obligations hereunder due to a Force Majeure Event, including an "Unforeseen Site Condition" as defined below, and to the extent such delay in or prevention of performance could not be avoided or mitigated by any reasonable method, the party claiming such delay or prevention shall be excused from performing its obligations hereunder for the period of delay or interruption caused by such Force Majeure Event.

          (i) Within 72 hours after a party becomes aware or should, with due diligence, have become aware of the occurrence of a Force Majeure Event, such party shall deliver to the other a notice of such event stating the nature thereof. Within seven (7) days of such notice, the party claiming the occurrence of a Force Majeure Event shall deliver to the other party a notice describing the anticipated impact of such delay on the performance or the party's obligations hereunder, and within ten (10) days following the end of such Force Majeure Event shall provide a written notice of extension of performance of such party's obligations. Such notice shall describe in detail the event causing the delay, the precise effect thereof on the performance of such party's obligations, the length of delay, and the measures taken or to be taken to minimize such delay. In the event that a Party receiving a notice of delay caused by a Force Majeure Event disagrees with such notice, the Parties shall promptly meet and attempt to resolve such dispute. If the Parties are not able to resolve such dispute within five (5) Business Days, then the dispute shall be resolved pursuant to Section 13 hereof.

          (ii) If after a Force Majeure Event has caused Northwind to suspend or delay performance of the Work, Northwind has failed to take such action as Aladdin could and would lawfully and reasonably initiate to remove or relieve either the cause thereof or its direct or indirect effects, Aladdin may, in its sole discretion and, after notice to Northwind, initiate, at Aladdin's sole expense, such reasonable measures as will be designed to remove or relieve such Force Majeure Event or its direct or indirect effects and thereafter require Northwind to resume full or partial performance of the Work.

For purposes of this Section 11, "Unforeseen Site Conditions" shall mean conditions, not caused by Northwind (including, but not limited to, Northwind's agents, subcontractors or any other contractor affiliated with Northwind), existing as of the date upon which Northwind receives the Notice to Proceed, or thereafter caused by Aladdin or third parties unrelated to Northwind, which, notwithstanding Northwind's investigation of the Site (and provided that Northwind's investigation of the Site is in accordance with Good Engineering Practices), was not disclosed or discovered prior to the execution of the EPC Contract(s).

     12. CONFIDENTIAL INFORMATION. Northwind and Aladdin each agree to treat in confidence all information regarding this Agreement and the performance by the parties of their obligations hereunder and all information which either Northwind or Aladdin will have obtained from the other party in contemplation of entering into, or in the performance of, this Agreement and not make any use of any of such information for any purpose other than complying with its obligations under this Agreement and the Related Agreements. Such information will not be communicated to any person other than Northwind or Aladdin and their respective affiliates, officers, directors, employees, agents, attorneys, and professional consultants, except to the extent disclosure of such information:

          1.   is required by law or governmental authority;

          2. is made by a Party pursuant to litigation in which such Party is a party; or

          3. is made to any lender or prospective lender to such party (PROVIDED such lender or prospective lender agrees in writing to keep such information confidential on the terms set forth in this
               Section 12).

          If either party is required to disclose confidential information pursuant to clause (a) above, such party will take reasonable steps to limit the extent of the disclosure and to make such disclosure confidential under the circumstances and will, to the extent it reasonably can do so in the circumstances, afford the other party hereto notice of such request for disclosure so as to permit such other party to seek an appropriate protective order or other means by which such information may be maintained in confidence pursuant to such disclosure. Information provided by a party hereunder will remain the sole property of the party providing such information. The obligation of each party to treat in confidence, and not to use, information which it will have obtained from the other party will not apply to any information which (x) is or becomes available to such party from a source not otherwise under obligations of confidentiality with respect thereto, other than the party providing such information, or (y) is or becomes available to the public other than as a result of disclosure by such party or its agents in breach of this Section 12.

     13. DISPUTE RESOLUTION. If a dispute between the parties arises concerning the design or construction of the Plant, the parties may jointly request that such dispute be resolved by arbitration in accordance with the provisions of the Commercial Arbitration Rules of the American Arbitration Association, as in effect at the time. If the parties do not agree to submit such dispute to arbitration and are not otherwise able to resolve such dispute, either party may bring such dispute to any court of competent jurisdiction for resolution. Notwithstanding the foregoing, neither party hereto shall seek resolution of a dispute in a manner that delays or hinders the orderly and continuous construction of the Plant. Notwithstanding any litigation or any dispute or controversy, and regardless of the basis thereof or grounds therefor, Northwind agrees that it will, for so long as the Agreement has not been terminated, diligently prosecute the Work to Final Completion, all in accordance with the terms of this Agreement.

     14.  GENERAL.

          (a) NO PARTNERSHIP. Northwind is an independent contractor and this Agreement shall not be construed to create a partnership, agency, joint venture, lease, license, or any other relationship between Aladdin and Northwind save as expressly contemplated herein and solely for the limited purposes noted.

          (b) REMEDIES AND LIMITATIONS. Remedies of the parties outlined or referred herein are not intended to be exclusive and shall be in addition to any other remedies at law or in equity which may be available to an aggrieved party, except as limited by this Agreement.

          (c) NOTICES. Notices shall be delivered under this Agreement in the same manner as set forth in Section 10.1 of the Energy Service Agreement.

          (d) APPROVALS AND OBJECTIONS. In cases where either party in any part of this Agreement is given the right or option to review, approve or object to any matter, provide a notice or attend a meeting, the exercise of (or failure to exercise) such right or option shall not relieve Aladdin or Northwind from their respective obligations and duties under this Agreement or any Related Agreement.

          (e) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Neither Party shall assign its interest or delegate its duties under this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld) except that either Party may assign its interest hereunder in connection with a concurrent assignment of its interest in the Energy Service Agreement made in accordance with the provisions of such agreement, provided that such assignment hereunder is being made to the same entity to which assignment is being made under the Energy Service Agreement. In the event of such assignment, the assignee shall have the same notice, cure and assumption rights under this Agreement as is provided to such assignee under Section 10.2(a)(ii) of the Energy Service Agreement.

          (f) ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the Exhibits referred to herein and the Related Agreements and the documents delivered pursuant hereto and thereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements or understandings between or among any of the parties hereto. This Agreement will not be amended, restated, modified, or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

          (g) INTERPRETATION. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          (h) WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver will be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement will not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement will be held to constitute a waiver of any other or subsequent breach.

          (i) EXPENSES. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and, except as set forth herein, to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

          (j) PARTIAL INVALIDITY. Wherever possible, each provision hereof will be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision will be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable. Upon any such determination that any term or other provision hereof is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated hereby are fulfilled to the extent possible in the circumstances.

          (k) OPERATION OF THIS AGREEMENT. Aladdin and Northwind desire that this Agreement operate between them fairly and reasonably, and agree to cooperate and to communicate with each other concerning the terms hereof and concerning matters relating to the Plant during the term of this Agreement.

          (l) EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be considered an original instrument, but all of which will be considered one and the same agreement, and will become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Aladdin and Northwind.

          (m) GOVERNING LAW. This Agreement will be governed by and construed in accordance with the internal laws and decisions of the State of Nevada.

          (n)  TIME.  Time is of the essence hereof.

[Balance of page intentionally left blank; signature page follows.]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

NORTHWIND ALADDIN, LLC                       ALADDIN GAMING, LLC
By:  UTT Las Vegas, Inc., its manager

By:  /s/ Donald Petkus                       By:  /s/ Ronald Dictrow
     ----------------------                     -----------------------------
     Name:  Donald Petkus                       Name:  Ronald Dictrow
     Title: President                           Title: Exec. Vice President

          Aladdin Holdings, LLC, a Nevada limited liability company ("AH") hereby (i) executes the Development Agreement to which this signature page is attached for the purpose of confirming that it is jointly and severally liable with Aladdin until the earlier of (i) Financial Closing or (ii) the acquisition of fee title to the Aladdin Lands by Aladdin, to Northwind for payment due to Northwind under Sections 5(c)(i), 10(d) and 10(e) of such Development Agreement on account of an Aladdin Event of Default under Section 10(c) of such Development Agreement or under Section 5(c)(i) or Section 10(e) pursuant to the terms thereof and (ii) represents and warrants to Northwind, as an inducement to Northwind to execute such Development Agreement, that as of the date hereof, AH is the sole and exclusive owner of fee title to the Aladdin Lands (as defined in the Northwind Lease) and all improvements thereto free and clear of all liens, claims, encumbrances, and rights of others, other than (i) a deed of trust (a copy of which is attached hereto) securing the note (a copy of which is attached hereto) in the initial amount of $65 million and (ii) matters attached hereto in Attachment A.


Dated:  December 3, 1997

                         ALADDIN HOLDINGS, LLC


                         By:  Aladdin Management Corporation

                         By:  /s/ Ronald Dictrow
                            ------------------------
                                Ronald Dictrow
                         Title: Treasurer

                                      EXHIBIT A
                             DESCRIPTION OF ALADDIN LANDS

                                      EXHIBIT B
                                PLANT PRICE AND GMPP

                                      EXHIBIT C
                                   UNICOM GUARANTY

                                      EXHIBIT D
                                      INSURANCE


1.   Northwind will maintain:

     (i) Workers' compensation insurance, with limits of liability at least equal to the statutory requirements therefor;

     (ii)   Employer's liability insurance of not less than $1,000,000;

     (iii) Comprehensive general liability insurance against liability for injury to or death of any person or damage to property in connection with the use, operation or condition of the Plant of not less that $2,000,000 combined single limit per occurrence and annual aggregate;

     (iv) "All-risk" property insurance covering the Plant to the extent of the full replacement cost thereof and, during construction of the Plant, "all-risk builder's risk" insurance covering the Plant to the extent of the full replacement thereof;

     (v) During any and all periods of construction of the Plant, Northwind shall cause its general contractors (including all contractors who contract directly with Northwind) to obtain (i) commercial general liability insurance with a minimum limit of liability of $5,000,000 combined single limit for bodily injury, personal injury and property damage and include Aladdin and Aladdin's lenders as additional insureds and (ii) workers' compensation insurance, with limits of liability at least equal to the statutory requirements therefor and employer's liability insurance of not less than $1,000,000; and

     (vi )  Excess liability umbrella coverage of at least $50,000,000.

2.   Aladdin shall maintain:

     (i) Workers' compensation insurance, with limits of liability at least equal to the statutory requirements therefor;

     (ii)   Employer's liability insurance of not less than $1,000,000;

     (iii) Comprehensive general liability (including public liability and property damage) insurance coverage covering occurrences, accidents and incidents on the Aladdin Lands that (1) occur from and after the date hereof (regardless of when the claim is filed) and (2) result in bodily injury, personal injury or death to any person or entity and/or damage or destruction of property. Said insurance shall have a combined single limit of liability per occurrence of not less than $1,000,000 on a primary basis and not less than $50,000,000 on an excess/umbrella basis, or such greater amounts as are typical for similar casino-hotel projects in Las Vegas; and

     (iv) "All-risk" property insurance covering the Aladdin Lands and improvements thereon to the extent of the full replacement cost thereof.

Each party hereto agrees that the insurance described above to be provided by the other party may be provided by and through blanket coverages which may be provided in whole or in part through a policy or policies covering other liabilities and locations of the party obligated to provide such insurance and its affiliates.

                                      EXHIBIT E
                       SUBSTANTIAL COMPLETION CERTIFICATE FORM

                                      EXHIBIT F
                          FINAL COMPLETION CERTIFICATE FORM

                                      EXHIBIT G
                               ENERGY SERVICE AGREEMENT

                                  TABLE OF CONTENTS

                                                                            PAGE


     1.     Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . .1

     2.     General Terms. . . . . . . . . . . . . . . . . . . . . . . . . . .8
            (a)     Term . . . . . . . . . . . . . . . . . . . . . . . . . . .8
            (b)     Plant Location and Purpose . . . . . . . . . . . . . . . .8
            (c)     Purchase of Services . . . . . . . . . . . . . . . . . . .8
            (d)     Design and Construction of the Plant . . . . . . . . . . .8
            (e)     Aladdin Not Responsible for Acts of Northwind. . . . . . .8
            (f)     Claims Upon Failure of Work. . . . . . . . . . . . . . . .9
            (g)     Aladdin's Access to Work . . . . . . . . . . . . . . . . .9
            (h)     Responsibilities of Northwind. . . . . . . . . . . . . . .9
            (i)     Representations and Warranties . . . . . . . . . . . . . 11
            (j)     Insurance. . . . . . . . . . . . . . . . . . . . . . . . 12
            (k)     Condemnation . . . . . . . . . . . . . . . . . . . . . . 13

     3.     Additional Agreements and Documents. . . . . . . . . . . . . . . 14

     4.     Project Management . . . . . . . . . . . . . . . . . . . . . . . 14
            (a)     Project Manager. . . . . . . . . . . . . . . . . . . . . 14
            (b)     Project Execution Plan . . . . . . . . . . . . . . . . . 15

     5.     Plant Design . . . . . . . . . . . . . . . . . . . . . . . . . . 18
            (a)     Plant Oversight. . . . . . . . . . . . . . . . . . . . . 18
            (b)     Scope. . . . . . . . . . . . . . . . . . . . . . . . . . 18
            (c)     Plant Plans and Specifications . . . . . . . . . . . . . 18

     6.     Plant Construction; Construction Reports and Meetings. . . . . . 21

     7.     Quality Control and Inspection . . . . . . . . . . . . . . . . . 22
            (a)     In General . . . . . . . . . . . . . . . . . . . . . . . 22
            (b)     Quality Control and Inspection Program . . . . . . . . . 22
            (c)     Inspection Rights. . . . . . . . . . . . . . . . . . . . 23
            (d)     Effect of Waiver of Inspection Rights. . . . . . . . . . 24

     8.     Completion . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
            (a)     Substantial Completion . . . . . . . . . . . . . . . . . 24
            (b)     Final Completion . . . . . . . . . . . . . . . . . . . . 25
            (c)     Timely Completion of the Plant . . . . . . . . . . . . . 25
            (d)     Contingency Plan . . . . . . . . . . . . . . . . . . . . 26

     9.     Scope Changes. . . . . . . . . . . . . . . . . . . . . . . . . . 26
            (a)     Further Refinement, Corrections and Detailing Not Scope
                      Changes. . . . . . . . . . . . . . . . . . . . . . . . 26
            (b)     Scope Changes. . . . . . . . . . . . . . . . . . . . . . 26
            (c)     Procedure for Scope Changes. . . . . . . . . . . . . . . 28
            (d)     Scope Changes Due to Northwind Error . . . . . . . . . . 30
            (e)     Scope Changes Due to Change in Law . . . . . . . . . . . 30

     10.    Default; Termination . . . . . . . . . . . . . . . . . . . . . . 30
            (a)     Northwind Events of Default. . . . . . . . . . . . . . . 30
            (b)     Termination Option and Other Remedies for Northwind
                      Default. . . . . . . . . . . . . . . . . . . . . . . . 32
            (c)     Aladdin Events of Default. . . . . . . . . . . . . . . . 33
            (d)     Termination Option and Other Remedies for Aladdin
                      Default. . . . . . . . . . . . . . . . . . . . . . . . 33
            (f)     Consequential Damages Disclaimer . . . . . . . . . . . . 34

     11.    Force Majeure Event. . . . . . . . . . . . . . . . . . . . . . . 34

     12.    Confidential Information . . . . . . . . . . . . . . . . . . . . 35

     13.    Dispute Resolution . . . . . . . . . . . . . . . . . . . . . . . 36

     14.    General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
            (a)     No Partnership . . . . . . . . . . . . . . . . . . . . . 36
            (b)     Remedies and Limitations . . . . . . . . . . . . . . . . 37
            (c)     Notices. . . . . . . . . . . . . . . . . . . . . . . . . 37
            (d)     Approvals and Objections . . . . . . . . . . . . . . . . 37
            (e)     Successors and Assigns . . . . . . . . . . . . . . . . . 37
            (f)     Entire Agreement; Amendments . . . . . . . . . . . . . . 37
            (g)     Interpretation . . . . . . . . . . . . . . . . . . . . . 38
            (h)     Waivers. . . . . . . . . . . . . . . . . . . . . . . . . 38
            (i)     Expenses . . . . . . . . . . . . . . . . . . . . . . . . 38
            (j)     Partial Invalidity . . . . . . . . . . . . . . . . . . . 38
            (k)     Operation of this Agreement. . . . . . . . . . . . . . . 38
            (l)     Execution in Counterparts. . . . . . . . . . . . . . . . 39
            (m)     Governing Law. . . . . . . . . . . . . . . . . . . . . . 39
            (n)     Time . . . . . . . . . . . . . . . . . . . . . . . . . . 39